ACCOUNTANT'S AWARENESS LETTER

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

We are aware that our report dated April 19, 2006 on our review of the interim financial statements of I-Trax, Inc. and Subsidiaries as of March 31, 2006 and for the three-month period ended March 31, 2006 is incorporated by reference in the Company’s Registration Statements on Form S-3 (No. 333-110891 and 333-114604) and From S-8 (No. 333-125685). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered as part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

May 12, 2006